Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements (No. 333-17803, No. 333-86207, No. 333-40702 and No. 333-97835) on Form S-8 of LCC International, Inc. of our report dated March 19, 2004, relating to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and related schedule, which report appears in the December 31, 2003 annual report on Form 10-K of LCC International, Inc.

/s/ KPMG LLP

KPMG LLP

McLean, VA
March 25, 2004